Exhibit 2.1

PURCHASE AND SALE AGREEMENT

DATED APRIL 30, 2017,

BY AND BETWEEN

LINN ENERGY HOLDINGS, LLC AND LINN OPERATING, LLC

AS SELLER,

AND

JONAH ENERGY LLC

AS BUYER

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		24
2.01	Assets	24
2.02	Purchase Price; Deposit	24
2.03	Closing; Preliminary Settlement Statement	24
2.04	Closing Obligations	25
2.05	Allocations and Adjustments	27
2.06	Assumption	31
2.07	Allocation of Purchase Price	32

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		32
3.01	Organization and Good Standing	32
3.02	Authority; No Conflict	33
3.03	Bankruptcy	34
3.04	Taxes	34
3.05	Legal Proceedings	34
3.06	Brokers	35
3.07	Compliance with Legal Requirements	35
3.08	Prepayments	35
3.09	Imbalances	35
3.10	Material Contracts	35
3.11	Consents and Preferential Purchase Rights	36
3.12	Permits	36
3.13	Current Commitments	37
3.14	Environmental Laws	37
3.15	Wells and Personal Property	37
3.16	Employee Benefits	37
3.17	Royalties	38
3.18	Non-Consent Operations	38
3.19	Condemnation	38
3.20	Drilling Obligations	38
3.21	USA Patriot Act and OFAC	38
3.22	FCPA	38
3.23	Labor Matters	38
3.24	Leases	39
3.25	Guarantees	39
3.26	Disclosures with Multiple Applicability; Materiality	39

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		39
4.01	Organization and Good Standing	39
4.02	Authority; No Conflict	39
4.03	Certain Proceedings	40
4.04	Knowledgeable Investor	40

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4.05	Qualification	40
4.06	Brokers	41
4.07	Financial Ability	41
4.08	Securities Laws	41
4.09	Due Diligence	41
4.10	Basis of Buyer’s Decision	41
4.11	Business Use, Bargaining Position	42
4.12	Bankruptcy	42

ARTICLE 5 COVENANTS OF SELLER		42
5.01	Access and Investigation	42
5.02	Operation of the Assets	43
5.03	Insurance	45
5.04	Consent and Waivers	45
5.05	Amendment to Schedules	46
5.06	Successor Operator	46
5.07	Affiliate Contracts	46
5.08	Drilling Permits	46
5.09	Credit Transfer	46
5.10	Stipulation and Agreed Order	46

ARTICLE 6 OTHER COVENANTS		47
6.01	Notification and Cure	47
6.02	Satisfaction of Conditions	47
6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties	47
6.04	Governmental Reviews	47
6.05	HSR Act	48
6.06	Financing Matters	48

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		50
7.01	Accuracy of Representations	51
7.02	Seller’s Performance	51
7.03	[Reserved]	51
7.04	No Orders	51
7.05	Necessary Consents and Approvals	51
7.06	HSR Act	51
7.07	Closing Deliverables	51
7.08	Title Defect Values, Environmental Defect Values, etc.	51

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		52
8.01	Accuracy of Representations	52
8.02	Buyer’s Performance	52
8.03	[Reserved]	52
8.04	No Orders	52
8.05	Necessary Consents and Approvals	52
8.06	HSR Act	52
8.07	Closing Deliverables	52
8.08	Title Defect Values, Environmental Defect Values, etc.	52

ARTICLE 9 TERMINATION		53
9.01	Termination Events	53
9.02	Effect of Termination; Distribution of the Deposit Amount	54
9.03	Return of Records Upon Termination	55

ARTICLE 10 INDEMNIFICATION; REMEDIES		56
10.01	Survival	56
10.02	Indemnification and Payment of Damages by Seller	56
10.03	Indemnification and Payment of Damages by Buyer	57
10.04	Indemnity Net of Insurance	58
10.05	Limitations on Liability	58
10.06	Procedure for Indemnification—Third Party Claims	59
10.07	Procedure for Indemnification – Other Claims	60
10.08	Indemnification of Group Members	60
10.09	Extent of Representations and Warranties	60
10.10	Compliance With Express Negligence Test	61
10.11	Limitations of Liability	61
10.12	No Duplication	61
10.13	Disclaimer of Application of Anti-Indemnity Statutes	62
10.14	Waiver of Right to Rescission	62
10.15	Joint and Several	62

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		62
11.01	Title Examination and Access	62
11.02	Preferential Purchase Rights	62
11.03	Consents	63
11.04	Title Defects	64
11.05	Title Defect Value	64
11.06	Seller’s Cure or Contest of Title Defects	65
11.07	Limitations on Adjustments for Title Defects	66
11.08	Title Benefits	67
11.09	Buyer’s Environmental Assessment	68
11.10	Environmental Defect Notice	68
11.11	Seller’s Exclusion, Cure or Contest of Environmental Defects	69
11.12	Limitations	70
11.13	Exclusive Remedies	70
11.14	Casualty Loss and Condemnation	70
11.15	Expert Proceedings	70

ARTICLE 12 EMPLOYMENT MATTERS		72
12.01	Seller Benefit Plans	72
12.02	Pre-Employee Start Date Claims under Seller Benefit Plans and Accrued Vacation Balances	72

12.03	Available Employees’ Offers and Post-Employee Start Date Employment and Benefits	73
12.04	Savings Plans	74
12.05	Post-Employee Start Date Employment Claims	75
12.06	Buyer Welfare Plans	75
12.07	WARN Act	75
12.08	No Third Party Beneficiary Rights	75
12.09	Severance Obligation	76

ARTICLE 13 GENERAL PROVISIONS		76
13.01	Records	76
13.02	Expenses and Taxes	76
13.03	Notices	79
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	80
13.05	Further Assurances	82
13.06	Waiver	82
13.07	Entire Agreement and Modification	82
13.08	Assignments, Successors, and No Third Party Rights	82
13.09	Severability	83
13.10	Article and Section Headings, Construction	83
13.11	Counterparts	84
13.12	Press Release	84
13.13	Confidentiality	84
13.14	Name Change	84
13.15	Preparation of Agreement	85
13.16	Appendices, Exhibits and Schedules	85
13.17	Specific Performance	85
13.18	Non-Recourse	85

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Designated Area
Exhibit A-2	Easements and Surface Interests
Exhibit A-3	Field Offices
Exhibit A-4	RESERVED
Exhibit A-5	RESERVED
Exhibit A-6	Vehicles
Exhibit A-7	SWD Wells
Exhibit B	Wells
Exhibit C	Personal Property
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Excluded Assets
Exhibit F	Severance Plan
Exhibit G	RESERVED
Exhibit H	Form of Certificate
Exhibit I	Target Formations
Exhibit J	Form of Transition Services Agreement
Exhibit K	Emission Credit Transfer Letter

Schedule 1.1(DT)	Certain Leases
Schedule 1.1(PE)	Certain Permitted Encumbrances
Schedule 1.1(SR)	Specified Receivables
Schedule 2.07	Allocation of Purchase Price
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Assumed Litigation and Retained Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.11	Consents and Preferential Purchase Rights
Schedule 3.12	Permits
Schedule 3.13	Current Commitments
Schedule 3.14	Environmental Laws
Schedule 3.15	Wells and Personal Property
Schedule 3.16(a)	Seller Benefit Plans
Schedule 3.17	Royalties
Schedule 3.18	Non-Consent Operations
Schedule 3.23	Labor Matters
Schedule 5.02	Certain Authorized Pre-Closing Actions
Schedule 5.03	Insurance
Schedule 6.03(a)	Guarantees

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of April 30, 2017 (the “Execution Date”), by and between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), and Linn Operating, LLC, a Delaware limited liability company (“LOI” and together with LEH the “Seller”), and Jonah Energy LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“AFE” – as defined in Section 3.13.

“Accounting Expert” – as defined in Section 2.05(d).

“Accrued Vacation Balances” – as defined in Section 12.02(b).

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.07.

“Alternative Financial Statements” – as defined in Section 3.16.

“Annual Financial Statements” – as defined in Section 6.06(b).

“Applicable Contracts” – all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and that will be binding on the Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements, Debt Contracts, Hedge Contracts and Contracts to the extent relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)    all of the oil and gas leases, subleases, and other leaseholds located in the Designated Area (including the oil and gas leases, subleases and other leaseholds described in Exhibit A), together with (i) any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), (ii) all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), (iii) all Royalties applicable to the Leases or the Lands, (iv) any amendments, extensions, acreage designations, ratifications, and/or partial releases affecting the Leases, (v) all rights, privileges, benefits and powers conferred upon the holder of the Leases and its Affiliates with respect to the use and occupation of the Lands, and (vi) all tenements, hereditaments, and appurtenances belonging to such Leases and the Lands;

(b)    any and all oil, gas, water, observation, injection, CO2 and disposal wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c)    all fee mineral interests in the Designated Area (such interest, the “Fee Minerals”);

(d)    all rights and interests in, under or derived from all communitization, unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e)    to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), all permits, licenses, allowances, water rights, registrations, consents, certificates, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, surface fee interests, other surface interests and surface rights to the extent appurtenant to or primarily used or primarily held for use in connection with the Assets or otherwise primarily relating to the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit A-2 (collectively, “Surface Rights”);

(f)    all equipment, machinery, tools, inventory, fixtures, improvements and other personal, movable and mixed property located on any of the Properties or other Assets that is used or held for use in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items used or held for use in the operation thereof (collectively, the “Personal Property”);

(g)    the field offices described on Exhibit A-3;

(h)    all pipelines and gathering systems located within the Designated Area;

(i)    the vehicles described on Exhibit A-6;

(j)    all salt water disposal wells and evaporation pits that are located in the Designated Area including those described on Exhibit A-7;

(k)    to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(l)    all Imbalances relating to the Assets;

(m)    the Suspense Funds;

(n)    the Specified Receivables;

(o) originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, relating primarily to the Assets maintained by Seller or its Affiliates or in Seller’s or its Affiliates’ possession, including: (i) land and title records (including division order files, prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, Asset Tax and accounting records; (v) facility and well records; and (vi) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), geological and seismic data (collectively, “Records”);

(p) all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory);

(q) all radio equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), and (iii) located on the Property (the “Production Related IT Equipment”).

(r) all right, title and interest of Seller and its Affiliates in, to and under that certain Purchase and Sale Agreement, dated June 1, 1994, by and among McMurry Oil Company, Fort Collins Consolidated Royalties, Inc., Edward M. Warner, and Snyder Oil Corporation, and that certain Preferential Right Agreement, dated May 22, 1998, by and between Amoco Production Company and Snyder Oil Corporation (including Seller’s and its Affiliates rights under any preferential purchase rights thereunder; provided that to the extent any such preferential purchase rights are not assignable, effective as of Closing, Seller irrevocably waives its and its Affiliates’ rights with respect to such preferential purchase rights);

(s) the emission reduction credits, emission offsets or similar credits (whether under voluntary or mandatory programs) held by Seller that are attributable to Seller’s ownership or operation of the Assets and related to local, state or federal air quality Legal Requirements, regulations or plans (the “Emission Reduction Credits”);

(t) all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Legal Requirement or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller or its Affiliates as to the operator or non-operator of any Asset;

(u) all rights of Seller and its Affiliates to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, only to the extent related to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller; and

(v) all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller or any of its Affiliates whether arising before, on, or after the Effective Time, only to the extent such rights, claims, and causes of action relate solely to any of the Assumed Liabilities.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Schedule 3.05 Part A.

“Available Employee”– those employees of Seller or its Affiliates identified in the Available Employee List, each of whom is an individual to whom Buyer or its Affiliate may, but shall not be obligated to, make an offer of employment pursuant to Section 12.03; provided, however that (x) Seller may not identify employees in the Available Employee List who do not perform services on site at Assets and (y) any employee of Seller or its Affiliates that is identified in the Available Employee List whose employment with Seller or its Affiliates is terminated prior to the Closing shall cease to be an “Available Employee” immediately as of such termination.

“Available Employee List” – as defined in Section 12.03(a).

“Bankruptcy Cases” – the bankruptcy cases commenced by the filing by Seller (or its applicable predecessor or Affiliate) for voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court that were jointly administered under Case No. 16-60040.

“Bankruptcy Court” – the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Breaching Party” – a Party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to close the Contemplated Transactions as set forth in Article 7 or Article 8, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the Buyer (in the case where Seller is the Subject Party) or the Seller (in the case where Buyer is the Subject Party) being ready, willing and able to satisfy such conditions at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas and New York are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer Savings Plan” – as defined in Section 12.04.

“Buyer’s Auditor” – as defined in Section 6.06(b).

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Casualty Loss” – as defined in Section 11.14.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“COBRA” – as defined in Section 12.06.

“Code” – the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of March 6, 2017 by and between Jonah Energy LLC and Linn Energy, Inc., as successor in interest to Linn Energy, LLC.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a) the sale of the Assets by Seller to Buyer;

(b) the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c) Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Continuing Employees” – as defined in Section 12.03(d).

“Contract” – any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating an ownership interest in the Assets.

“Controlled Group Liabilities” – any means any and all liabilities of any Seller Party or any of their respective ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Legal Requirement.

“Cure” – as defined in Section 11.06.

“Cure Amount Determination” – as defined in Section 2.04(c).

“Cure Amount Satisfaction” – as defined in Section 2.04(c).

“Cure Amounts” – as defined in the Stipulation and Agreed Order.

“Cure Amount Escrow Amount” – Five Million Dollars ($5,000,000).

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, Taxes, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“Debt Contract” – any indenture, mortgage, loan, credit or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Seller or its Affiliates.

“Debt Financing” – the amendment or replacement by Buyer’s and its Affiliates of their reserve based credit facility and/or any other alternative debt financing incurred or intended to be incurred by Buyer and its Affiliates, in each case, in regards to financing the Contemplated Transactions.

“De Minimis Environmental Defect Cost” – One Hundred Thousand Dollars ($100,000).

“De Minimis Title Defect Cost” – One Hundred Thousand Dollars ($100,000).

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – title of Seller with respect to the Leases and Wells that, as of the Effective Time and the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a) with respect to each currently producing formation or applicable Target Formation set forth on Schedule 1.1(DT) or Schedule 2.07, as applicable, (in each case, subject to any reservations, limitations or depth restrictions described in Schedule 1.1(DT), Schedule 2.07, Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well)), entitles Seller to receive not less than (i) with respect to any Lease set forth on Schedule 1.1(DT), the Net Revenue Interest for such Target Formation set forth on Schedule 1.1(DT) for such Lease, (ii) with respect to any other Lease set forth on Schedule 2.07, an 80% Net Revenue Interest for such Target Formation, or (iii) with respect to any Well set forth on Schedule 2.07, the Net Revenue Interest set forth in Schedule 2.07 for such producing formation, except for (A) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement, and (C) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries described in Schedule 3.09; and (D) decreases pursuant to the terms of a unit operating agreement affecting a Lease related to lease burdens adjustments from and after the Execution Date;

(b) with respect to each currently producing formation on Schedule 2.07 for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Schedule 2.07 or Exhibit B), obligates Seller to bear not more than the Working Interest set forth in Schedule 2.07 for such producing formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(c) with respect to each Lease, entitles Seller to not less than the number of Net Acres set forth on Schedule 2.07 for such Target Formation; and

(d) is free and clear of all Encumbrances.

“Deposit Amount” – Ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Designated Area” – (a) the area on Exhibit A-1 within the red “Designated Area Boundary” and (b) the areas on Exhibit A-1 identified as “Outlier Linn Acreage.”

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Matter” – as defined in Section 11.15(a).

“DOJ” – the Antitrust Division of the U.S. Department of Justice.

“DTPA” – as defined in Section 4.11.

“Effective Time” – March 1, 2017, at 12:01 a.m. local time at the location of the Assets.

“Emission Credits Transfer Letter” – the letter to be executed by the Seller and Buyer regarding the approval of the State of Wyoming Department of Environmental Quality of the transfer by Seller to Buyer of the Emission Reduction Credits, in substantially the same form as set forth in Exhibit K.

“Emission Reduction Credits” – as set forth in the definition of “Assets”.

“Employee Start Date” – as defined in Section 12.03(c).

“Encumbrance” – any burden, encumbrance, charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent to any of the foregoing.

“Environmental Condition” – any event occurring or condition existing on the Defect Notice Date with respect to an Asset that causes such Asset to be subject to a remedial or corrective action obligation under, or in violation of, an Environmental Law, other than any such event or condition to the extent caused by or relating to NORM.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09 of this Agreement.

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same.

“ERISA” – the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets that are attributable to any period of time prior to the Effective Time (other than the Suspense Funds and Specified Receivables); (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent of an upward adjustment to the Purchase Price, Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, or loss carry forwards or credits with respect to, any and all Seller Taxes; (g) all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment; (h) except to the extent related to any Assumed Liabilities, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other similar intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (except for any title opinions); (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements with Third Parties under existing written licensing agreements; provided Seller shall use commercially reasonably efforts to cause the transfer of all such rights and interests to Buyer; (l) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer or to the extent related to any Assumed Liabilities; (m) Seller’s interpretations of any geophysical or seismic data relating to the Assets; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (o) except for field offices described on Exhibit A-3, any offices and office leases; (p) subject to Section 13.13, a copy of all Records; (q) any Contracts that constitute master services agreements or similar contracts; (r) any Hedge Contracts; (s) any Debt Contracts; (t) any of Seller’s assets other than the Assets; and (u) any leases, rights and other assets specifically listed in Exhibit E.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(d).

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“Financing Sources” – any potential or actual lenders and investors for the Debt Financing, together with their Affiliates and their respective Representatives.

“FTC” – the Federal Trade Commission.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03, 3.06, 3.21, and 3.22.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body or authority exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Gross Products Taxes” – property or ad valorem Asset Taxes assessed by the State of Wyoming that are measured by the production of Hydrocarbons.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; and (b) petroleum, Hydrocarbons, or petroleum products.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, put, call, floor, cap, collar option, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” – the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” – income or franchise Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if gross or net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated), but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes.

“Individual Claim Threshold” – as defined in Section 10.05(a).

“Instruments of Conveyance” – the Assignment. Except for the special warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the foregoing Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described below in Article 11, and that the rights and remedies set forth in Article 11 shall be Buyer’s sole rights and remedies with respect to title.

“Interim Financial Statements” – as defined in Section 6.06(b).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. A Seller Party will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Mark E. Ellis, President and Chief Operating Officer, Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer, David B. Rottino, Executive Vice President and Chief Financial Officer, and Thomas E. Emmons, Senior Vice President, Corporate Services, Jamin McNeil, Senior Vice President, Operations, and Candice Wells, Senior Vice President, General Counsel and Corporate Secretary. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Thomas M. Hart, III, Chief Executive Officer, and Glen Mizenko, Vice President of Asset and Business Development.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect as of the Defect Notice Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole and allowing for the continued sale and prudent operation of the Assets) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Material Contracts” – as defined in Section 3.10.

“Net Acre” – as computed separately with respect to each Lease identified with a represented Net Acre on Schedule 2.07, (a) the gross number of mineral acres in the lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands) as to the currently producing formation or applicable Target Formation, multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract. For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest as to the applicable Target Formation and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest as to the applicable Target Formation, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10). Terms in this Agreement related to Net Acres are not applicable to Leases for which no Net Acre value is set forth on Exhibit A.

“Net Revenue Interest” – with respect to any Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (limited to the currently producing formation or applicable Target Formation (with respect to a Lease) as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A, with respect to any Lease, or Exhibit B, with respect to any Well), after satisfaction of all other Royalties.

“Non-Operated Assets” – Assets operated by any Person other than Seller or its Affiliates.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a) the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or the ability of a reasonably prudent operator to drill a well on a Lease, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Schedule 1.1(DT) to an amount less than the Net Revenue Interest set forth in
Schedule 1.1(DT), (iv) operate to reduce the Net Revenue Interest of Seller with respect to any other Lease to an amount less than 80%; (v) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest) or (vi) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Schedule 2.07 to an amount less than the Net Acres set forth on Schedule 2.07;

(b) any Preferential Purchase Rights, Consents and similar agreements;

(c) excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;

(d) liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller, in each case (A) as set forth on Schedule 1.1(PE) or (B) otherwise arising from and after the Execution Date;

(e) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f) all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(g) rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not (i) materially interfere with the use or operation of any of the Assets (as currently used and operated) or the ability of a reasonably prudent operator to drill a well on a Lease, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Schedule 1.1(DT) to an amount less than the Net Revenue Interest set forth in Schedule 1.1(DT), (iv) operate to reduce the Net Revenue Interest of Seller with respect to any other Lease to an amount less than 80%; (v) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest) or (vi) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Schedule 2.07 to an amount less than the Net Acres set forth on Schedule 2.07;

(h) easements, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or the ability of a reasonably prudent operator to drill a well on a Lease, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Schedule 1.1(DT) to an amount less than the Net Revenue Interest set forth in Schedule 1.1(DT), (iv) with respect to any other Lease set forth on Exhibit A, operate to reduce the Net Revenue Interest below 80% Net Revenue Interest, (v) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest) or (vi) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Schedule 2.07 to an amount less than the Net Acres set forth on Schedule 2.07;

(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller, in each case (A) as set forth on Schedule 1.1(PE) or (B) otherwise arising from and after the Execution Date;

(j) Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller, in each case (A) as set forth on Schedule 1.1(PE) or (B) otherwise arising from and after the Execution Date;

(k) any Encumbrance affecting the Assets that is discharged by Seller or expressly waived in writing by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(l) the Assumed Litigation;

(m) defects based solely on assertions that Seller’s files lack information (including title opinions);

(n) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used) or the ability of a reasonably prudent operator to drill a well on a Lease, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Schedule 1.1(DT) to an amount less than the Net Revenue Interest set forth in Schedule 1.1(DT), (iv) with respect to any other Lease set forth on Exhibit A, operate to reduce the Net Revenue Interest below 80% Net Revenue Interest, (v) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest) or (vi) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Schedule 2.07to an amount less than the Net Acres set forth on Schedule 2.07;

(o) defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) to the extent arising out of lack of evidence of, or other defects to the extent related to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) to the extent consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) to the extent arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; (vi) resulting from or related to probate proceedings or the lack thereof that have been outstanding for five (5) years or more; (vii) based on a gap in Seller’s chain of title to any Well or Lease (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; (viii) with respect to a Lease (but not a Well), consisting of the lack of a lease amendment or consent, in each case, authorizing pooling or unitization, or (ix) that have been cured by prescription or limitations;

(p) Imbalances set forth on Schedule 3.09;

(q) calls on Hydrocarbon production under existing Contracts set forth on Schedule 3.10; and

(r) any matters expressly referenced or set forth on Exhibit A or Exhibit B, Schedule 1.1(DT) or Schedule 2.07;

(s) defects or irregularities of title of which Buyer has Knowledge prior to the Execution Date;

(t) mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription; and

(u) all other Encumbrances affecting the Assets if the net cumulative effect of such Encumbrances (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used) or the ability of a reasonably prudent operator to drill a well on a Lease, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Schedule 1.1(DT) to an amount less than the Net Revenue Interest set forth in Schedule 1.1(DT), (iv) with respect to any other Lease set forth on Schedule 2.07, operate to reduce the Net Revenue Interest below 80% Net Revenue Interest, (v) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working

Interest) or (vi) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Schedule 2.07 to an amount less than the Net Acres set forth on Schedule 2.07.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents, including an evaluation of the Assets’ compliance with Environmental Laws.

“Plan of Reorganization” – the Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and Its Debtor Affiliates Other than LINN Acquisition Company, LLC and Berry Petroleum Company, LLC, as confirmed in the Bankruptcy Cases by the Order Confirming (i) Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and its Debtor Affiliates other than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC and (ii) Amended Join Chapter 11 Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC [Docket No. 1629].

“Post-Closing Date” – as defined in Section 2.05(d).

“Potential Discharged Claims” – all Claims (as defined in 11 U.S.C. § 101(5)) that (i) were discharged in the Bankruptcy Cases and were treated in accordance with the Plan of Reorganization, or (ii) would have been discharged in the Bankruptcy Cases and treated in accordance with the Plan of Reorganization in the event the holder of such Claim had received proper notice of (a) the pendency of the Bankruptcy Cases, (b) the opportunity to timely file a Claim therein, and (c) the opportunity to timely object to the Plan of Reorganization.

“Pref Right Properties” – as defined in Section 11.02(b).

“Pref Right Purchase Agreement” – as defined in Section 11.02(b).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll of field employees dedicated to the Assets, costs of insurance, rentals, and third party overhead costs) and, capital expenditures (including costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but “Property Costs” shall not include and Seller shall be responsible for all costs, expenses and Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits prior to Closing, (c) Retained Liabilities, curing Title Defects, Environmental Defects or Breaches of this Agreement by Seller and the matters covered by the indemnities in Section 10.02, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) rentals, options, lease maintenance, broker fees and other property acquisition costs, (g) any of Seller’s or its Affiliates internal overhead or any general and administrative expenses (it being understood that such expenses will be covered by the overhead allocation provisions in Section 2.05(b)), (h) the Bankruptcy Cases, and (i) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything to the contrary in this Agreement, Property Costs shall not include any Asset Taxes, Income Taxes or Transfer Taxes.

“Purchase Price” – as defined in Section 2.02.

“Qualifying Termination” – as defined in the Severance Plan.

“Records” – as set forth in the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder or words of similar effect, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned, or words of similar effect. For the avoidance of doubt, “Required Consent” does not include any Consent, which, by its terms, cannot be unreasonably withheld.

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” – Damages, liabilities and obligations arising out of or attributable to (a) the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Seller and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) claims attributable to Seller’s or its Affiliate’s operation of the Assets prior to the Closing; (c) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and any other working interest amounts (in each case) with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Effective Time; (d) the Retained Litigation; (e) any claim made by or on behalf of an employee or contractor of Seller or any Affiliate of Seller arising from or relating to an employment or contracting relationship with Seller or any Affiliate of Seller; (f) any and all Seller Taxes; (g) any Seller Benefit Plan, including all Controlled Group Liabilities; (h) any civil or administrative fines or penalties and criminal sanctions imposed on Seller or its Affiliates in connection with any pre-Closing violation of, or failure to comply with, Legal Requirements, including Environmental Laws; (i) except to the extent the Purchase Price is reduced pursuant to Section 2.05, any Property Costs attributable to Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Effective Time; (j) the Potential Discharged Claims and any failure of Seller to take any action, or pursue or enforce any right, remedy or cause of action, to cause the discharge of or prevent the enforcement or collection of any Potential Discharged Claim; and (k) except for clause (c) in the definition of Assumed Liabilities, any amounts payable to any Governmental Body in the future to satisfy claims of such Governmental Body that are expressly reserved or preserved under the Stipulation and Agreed Order and attributable to pre-Effective Time periods, including any Cure Amounts.

“Retained Litigation” – the litigation set forth in Schedule 3.05 Part B.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, options, back-in interests, contractual rights to production, and other burdens upon, measured by or payable out of production, excluding, for the avoidance of doubt, any Taxes.

“Scheduled Closing Date” – as defined in Section 2.03.

“SEC Filings” – as defined in Section 6.06(b).

“Seller” – as defined in the preamble to this Agreement.

“Seller Benefit Plan” – as defined in Section 3.16.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Party” – each of LEH and LOI individually.

“Seller Savings Plan” – as defined in Section 12.04.

“Seller Taxes” – (a) all Income Taxes imposed by any applicable laws on any Seller Party, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 13.02(c) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.03, Section 2.05(c) or Section 2.05(d), as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.02(c)(iii)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of any Seller Party that is not part of the Assets, (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (e) any and all liabilities of any Seller Party in respect of any Taxes (other than Transfer Taxes, Asset Taxes or the Taxes described in clauses (a), (b) or (c) of this definition).

“Severance Plan” – the terms and conditions of that certain Severance Plan of Linn Energy, Inc., effective February 28, 2017, and attached as Exhibit F hereto.

“Specified Receivables” – accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties, and the right to recoup the same out of proceeds of production in respect of such Wells that are scheduled on Schedule 1.1(SR).

“Special Financial Statements” – as defined in Section 6.06(b).

“Stipulation and Agreed Order” means the Stipulation and Agreed Order, dated April 27, 2017, executed by Seller (or its applicable predecessor or Affiliate) and the United States Department of the Interior and ordered by the Bankruptcy Court.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Subject Party” – as defined in the definition of “Breaching Party”.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Target Formation” – as set forth in Exhibit I.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any successor or transferee liability or any liability that arises by reason of being a member of a consolidated, combined or unitary group, in each case, in respect of any items described in clause (a) above.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08.

“Title Benefit Notice” – as defined in Section 11.08.

“Title Benefit Properties” – as defined in Section 11.08.

“Title Benefit Value” – as defined in Section 11.08.

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases or Wells, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising solely out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in (or could reasonably be expected to result in) another Person’s actual and superior claim of title to the relevant Assets;

(b) defects based on a gap in Seller’s chain of title in the county or parish records, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion, landman’s title chain, run sheet or other document, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);

(c) defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;

(d) defects based solely upon the failure to record any federal or state Lease or any assignments of interest in such Lease in any county real property record; provided that failures to record any federal or state Lease or any assignments of interest in such Lease in the applicable public record may be defects if the failure to so record cannot be cured by filing the same after the Effective Date in the applicable public record;

(e) defects arising from any change in applicable Legal Requirement after the Execution Date;

(f) defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment; and

(g) defects based solely on the lack of information in Seller’s files.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding (a) all related documentary, filing and recording fees and expenses and (b) Income Taxes) arising out of, or in connection with, the transfer of the Assets pursuant to this Agreement.

“Transition Services Agreement” – the agreement between the Seller and Buyer regarding the operations of the Assets following the Closing, in substantially the same form as set forth in Exhibit J.

“Units” – as set forth in the definition of “Assets”.

“Wells” – as set forth in the definition of “Assets”.

“Willful Breach” – with respect to a Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act (i) constitutes in and of itself a material Breach of any covenant set forth in this Agreement and (ii) which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material Breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article 7 or Article 8, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).

“Working Interest” – with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (limited to the currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit B), but without regard to the effect of any Royalties or other burdens.

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01 Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

2.02 Purchase Price; Deposit. Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be $581,500,000 (the “Purchase Price”). Within one (1) Business Day after the Execution Date, Buyer will deposit by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount. The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.04(b). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

2.03 Closing; Preliminary Settlement Statement. The Closing shall take place at the offices of Kirkland and Ellis LLP at 600 Travis Street, Suite 3300, Houston, Texas 77002 on May 31, 2017 (the “Scheduled Closing Date”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days after such conditions have been satisfied or waived, subject to such conditions being satisfied or waived at the Closing and subject to the provisions of Article 9. The date on which Closing occurs shall be the “Closing Date.” Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable good faith determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

2.04 Closing Obligations. At the Closing:

(a)	Each Seller Party shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

(i)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(c)(ii)(E));

(iii)	a certificate, in substantially the form set forth in Exhibit H executed by an officer of such Seller Party, certifying on behalf of such Seller Party that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Seller Party is not a “foreign person” within the meaning of the Code;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	for each Well operated by such Seller Party or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as is necessary to designate Buyer as operator of such Wells;

(vii)	a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller Party or its Affiliates affecting the Assets;

(viii)	an executed counterpart of the Emission Credits Transfer Letter;

(ix)	if requested by Buyer, an executed counterpart of the Transition Services Agreement; and

(x)	such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to third party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller).

(b)	Buyer shall deliver (and execute, as appropriate) to Seller:

(i)	the Preliminary Amount (less (x) the Deposit Amount and (y) the Cure Amount Escrow Amount) by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iii)	a certificate, in substantially the form set forth in Exhibit H executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;

(v)	for each Well operated by any Seller Party or its Affiliate on the Closing Date, such regulatory documentation as is necessary to designate Buyer as operator of such Wells and the other Assets;

(vi)	evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets;

(vii)	an executed counterpart of the Emission Credits Transfer Letter;

(viii)	if requested by Buyer, an executed counterpart of the Transition Services Agreement; and

(ix)	such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller)

(c)	Buyer shall deposit by wire transfer in same day funds into the Escrow Account an amount equal to the Cure Amount Escrow Amount. The Cure Amount Escrow Amount shall be held by the Escrow Agent until (x) the final determination of the Cure Amounts in accordance with the Stipulation and Agreed Order (“Cure Amount Determination”) and (y) the payment by Seller (or its applicable predecessor or Affiliate) of the Cure Amounts to the United States Department of the Interior (the “Cure Amount Satisfaction”). Upon the Cure Amount Satisfaction, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Cure Amount Escrow Amount to Seller. Should Seller (or its applicable predecessor or Affiliate) fail to complete the Cure Amount Satisfaction within fifteen (15) Business Days following the Cure Amount Determination, Seller hereby grants Buyer an irrevocable power-of-attorney, coupled with an interest, to direct the Escrow Agent to (i) pay to the United States Department of the Interior from the Escrow Account the greater of (A) the finally determined Cure Amounts and (B) the Cure Amount Escrow Amount and (ii) release the excess (if any) of the Cure Amount Escrow Amount less the finally determined Cure Amounts to Seller.

2.05 Allocations and Adjustments. If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)	Without limiting the allocation of costs and receipts set forth in Section 2.05(a), for each Well operated by Seller or its Affiliate, (i) Seller or its Affiliate shall retain overhead charges and rates received in its capacity as “Operator” under any operating agreement or COPAS accounting procedure attributable to such Well, and (ii) Seller or its Affiliate shall be entitled to deduct and retain as overhead charges for any other Well operated by Seller an amount per month equal to the product of (x) $600 and (y) Seller’s Working Interest in such Well. The charges and deductions under this Section 2.05(b) shall accrue from the Effective Time through the month in which transfer of operations occurs; provided however, that the overhead charges for the month in which transfer of operations occurs shall be prorated based upon the number of days in such month that Seller or its Affiliate operated such Wells (and prorated for the number of days that the Well was in drilling or completion, or was in production, as applicable). For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Seller shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.05(c).

(c)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) third party gathering, processing, transportation and other similar midstream costs) and (ii) other proceeds received by Buyer with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a);

(B)	except for Asset Taxes attributable to the period between January 1, 2017 and the Effective Time that are taken into account under Section 2.05(c)(i)(I) and Section 2.05(c)(ii)(H), the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(c) but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 2.05(c)(ii)(A) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 2.05(c)(ii)(A) with respect to such transaction);

(C)	the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller that are attributable to the ownership and operation of the Assets after the Effective Time (including the amount of any prepayments of Property Costs made by Seller (or its immediate predecessor in title) that are applied against operations conducted between the Effective Time and Closing, but excluding all other prepayments);

(D)	the amount of any prepayments of Property Costs made by Seller (or its immediate predecessor in title) to Buyer or its Affiliates for operations not completed prior to Closing and that are not reimbursed to Seller on or prior to the Closing;

(E)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(F)	to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory) above the load line as of the Effective Time;

(G)	the lesser of (x) the amount of all Specified Receivables and (y) $50,000;

(H)	if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $2.29 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(I)	if applicable, the positive amount by which (1) $13,500,000 exceeds (2) the net income, proceeds, receipts, and credits earned by Seller with respect to the Assets for the period from January 1, 2017 until the Effective Time, minus all Property Costs and Asset Taxes attributable to the Assets during the period from January 1, 2017 until the Effective Time.

(ii)	decreased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) third party gathering, processing, transportation and other similar midstream costs) and (ii) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(c) but paid or otherwise economically borne by Buyer (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Buyer in connection with a transaction to which Section 2.05(c)(i)(A) applies, and therefore were taken into account in determining the “proceeds received” by Buyer for purposes of applying Section 2.05(c)(i)(A) with respect to such transaction);

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(G)	if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $2.29 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time; and

(H)	if applicable, the positive amount by which (1) the net income, proceeds, receipts, and credits earned by Seller with respect to the Assets for the period from January 1, 2017 until the Effective Time, minus all Property Costs and Asset Taxes attributable to the Assets during the period from January 1, 2017 until the Effective Time, exceeds (2) $13,500,000.

(d)

No earlier than sixty (60) days following the Closing Date and no later than ninety (90) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price based on actual credits, charges, receipts and other items before and after the Effective Time. Buyer shall, at Seller’s request, supply all available documentation in Buyer’s or its Affiliates’ possession in reasonable detail to permit Seller to determine any Purchase Price adjustment under Section 2.05(c) for Properties operated by Buyer or its Affiliates. Seller shall, at Buyer’s request, supply available documentation in reasonable detail to support any credit, charge, receipt or other item, including all documentation used by Seller in the preparation of such statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s and its Affiliates’ books and records relating to the matters required to be accounted for in the Final Settlement Statement to allow Buyer to conduct an audit and review of such items. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will, without limiting Section 13.02(c)(iii) or Buyer’s right to indemnity under Section 10.02(c) for Seller Taxes, be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred twenty (120) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a nationally-recognized independent accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall, without limiting Section 13.02(c)(iii) or Buyer’s right to indemnity under Section 10.02(c) for Seller Taxes, be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

2.06 Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities (except to the extent any such liabilities were Potential Discharged Claims) arising from, based upon, related to, or associated with the Assets and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes to the extent attributable to periods (or portions thereof) from and after January 1, 2017, pursuant to Section 13.02(c) (taking into account, and without duplication of, such Asset Taxes effectively borne by Buyer as a result of (A) the adjustments to the Purchase Price made pursuant to Section 2.03, Section 2.05(c) or Section 2.05(d), as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.02(c)(iii)); (j) [reserved]; (k) attributable to the Leases and the Applicable Contracts; and (l) attributable to the Assumed Litigation; provided that, notwithstanding the foregoing, the Assumed Liabilities shall not include any liabilities and obligations for which Buyer is entitled to indemnification under Section 10.02. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that, subject to the terms and conditions of this Agreement, all liability associated with the matters described in clauses (i) through (iii) above as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets; provided that, notwithstanding the foregoing, the Assumed Liabilities shall not include any liabilities and obligations for which Buyer is entitled to indemnification under Section 10.02. From and after the Closing, but effective as of the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements.

2.07 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07 hereto. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof. Seller and Buyer shall use commercially reasonable efforts to agree, for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, to an allocation of the Purchase Price and any items properly treated as consideration for U.S. federal income Tax purposes among the Assets and, to the extent allowed under applicable federal income Tax law, in a manner consistent with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”). If Seller and Buyer are unable to agree upon the Tax Allocation, then the Tax Allocation shall be determined by the Accounting Expert (the fees and expenses of whom shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer)). Once the Tax Allocation is agreed by Seller and Buyer or determined by the Accounting Expert, as applicable, Seller and Buyer agree to report, and to cause their respective Affiliates to report the information required by Section 1060(b) of the Code and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to the Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any Legal Requirement after notice to the other Party, or with such other Party’s prior consent; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller Party represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01 Organization and Good Standing. Such Seller Party is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Such Seller Party is not a “foreign person” for purposes of Section 1445 of the Code.

3.02 Authority; No Conflict.

(a)	The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller Party. This Agreement has been duly executed and delivered by such Seller Party and at the Closing, all instruments executed and delivered by such Seller Party at or in connection with the Closing shall have been duly executed and delivered by such Seller Party. This Agreement constitutes the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by a bankruptcy proceeding commenced after the date hereof or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller Party of the Instruments of Conveyance at the Closing, such Instruments of Conveyance shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller Party of any other documents at the Closing (collectively with the Instruments of Conveyance, such Seller Party’s “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by a bankruptcy proceeding commenced after the Closing or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)	Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions set forth in Schedule 3.11, and assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by such Seller Party nor the consummation or performance of any of the Contemplated Transactions by such Seller Party shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller Party, or (B) any resolution adopted by the board of directors, managers or officers of such Seller Party;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller Party, or any of the Assets, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	(A) result in a default, in any material respect, or the imposition, creation or continuance of any Encumbrance upon or with respect to any of the Assets or (B) give rise to any right of termination, cancellation or acceleration under, or require any consent under, any note, bond, mortgage, or indenture, to which such Seller Party is a party or by which the Assets are bound, in each case except for Permitted Encumbrances.

3.03 Bankruptcy. Except for claims or matters related to the Bankruptcy Cases commenced on May 11, 2016 where the Plan of Reorganization became effective on February 28, 2017, for which the United States Bankruptcy Court for the Southern District of Texas retains limited jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller Party or, to such Seller Party’s Knowledge, Threatened, against such Seller Party.

3.04 Taxes. All material Tax Returns required to be filed by such Seller Party with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects. All material Asset Taxes required to be paid with respect to the Assets that are or have become due have been timely paid in full, and such Seller Party is not delinquent in the payment of any such Asset Taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Taxes. There are no liens on any of the Assets attributable to Taxes other than Permitted Encumbrances. There are no administrative or judicial proceedings by any taxing authority pending against Seller relating to or in connection with any material Asset Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects. No Asset is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute. Such Seller Party paid Wyoming sales and use tax on the original purchase of the Assets to the extent required under applicable Legal Requirements.

3.05 Legal Proceedings. Other than the Assumed Litigation and Retained Litigation, such Seller Party has not been served with any Proceeding, and, to such Seller Party’s Knowledge, there is no pending or Threatened Proceeding against such Seller Party or any of its Affiliates, in each case, that (a) relates to such Seller Party’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To such Seller Party’s Knowledge, there are no pending or Threatened Proceedings relating to the ownership or operation of the Assets to which neither such Seller Party nor any of its Affiliates is party other than the Assumed Litigation and Retained Litigation.

3.06 Brokers. Neither such Seller Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller Party and its Affiliates.

3.07 Compliance with Legal Requirements. Except as set forth in Schedule 3.07, there is no uncured material violation by such Seller Party of any Legal Requirements (other than Environmental Laws) with respect to such Seller Party’s ownership or operation of the Assets. To such Seller Party’s Knowledge, all Assets operated by Third Parties have been operated in all material respects in compliance with all applicable Legal Requirements (other than Environmental Laws). Neither such Seller Party nor any of its Affiliates have received any written notice from any Governmental Body or Third Party of any material violation of or material default by any Seller Party with respect to any Legal Requirement that remains unresolved.

3.08 Prepayments. Except for any Imbalances, such Seller Party has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09 Imbalances. Except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller Party’s obligations relating to the Wells as of the Effective Time.

3.10 Material Contracts. Schedule 3.10 sets forth all Applicable Contracts with respect to such Seller Party of the type described below as of the Execution Date (collectively, the “Material Contracts”); provided that with respect to Applicable Contracts related solely to Assets that are not operated by any Seller Party, the entirety of this Section 3.10 is made to Seller Party’s Knowledge:

(a)	any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression, marketing or similar Applicable Contract that is not terminable by Seller without penalty on sixty (60) days’ or less notice, including any Contract that includes an acreage dedication or minimum volume commitment;

(b)	any Applicable Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by such Seller Party of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent fiscal year or more than One Million Dollars ($1,000,000) in the aggregate over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)	any Applicable Contract that is an indenture, mortgage, deed of trust, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, security interest, hedging, or similar financial Contract;

(d)

any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, non-compete agreement, joint exploration agreement, joint development agreement, joint operating agreement, drilling contract, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement or similar Contract where any material obligation has not been completed prior to the Effective Time (in each case, excluding any tax partnership);

(e)	any Applicable Contract that provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;

(f)	any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(g)	any Applicable Contract that provides for, as its primary purpose, an indemnity; and

(h)	any Applicable Contract for the sale, lease, or farmout, exchange, of Seller’s interest in the Assets.

Except as set forth in Schedule 3.10, each Material Contract set forth (or required to be set forth) in Schedule 3.10 is a legal, valid and binding obligation against such Seller Party and, to the Knowledge of such Seller Party, each other party thereto, is enforceable in accordance with its terms against such Seller Party and, to the Knowledge of such Seller Party, each other party thereto, and is in full force and effect, subject to any bankruptcy proceeding commenced after the date hereof or other Legal Requirements now or hereafter in effect. Neither such Seller Party, nor to the Knowledge of such Seller Party, any other party is in material breach of or in default under any Material Contract, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material breach, default or event of default by such Seller Party or, to the Knowledge of such Seller Party, any other party thereto, in each case except as set forth in Schedule 3.10. Except as set forth in Schedule 3.10, such Seller Party has not received any notice from a Third Party alleging a violation or breach of any Material Contract by such Seller Party or its Affiliates. Except as set forth in Schedule 3.10, there are no Contracts with Affiliates of such Seller Party, Hedge Contracts or Debt Contracts that will be binding on the Assets after Closing. Prior to the Execution Date, Seller has delivered to Buyer true and complete copies of each Material Contract and any and all substantive amendments thereto.

3.11 Consents and Preferential Purchase Rights. Except as set forth in Schedule 3.11, none of the Assets (and no portion of the Assets) is subject to any unwaived Preferential Purchase Rights or Consents required to be obtained by such Seller Party which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, and (b) Contracts that are terminable by the counterparty upon not greater than thirty (30) days’ notice.

3.12 Permits. To such Seller Party’s Knowledge, except as set forth in Schedule 3.12, (a) with respect to Assets currently operated by such Seller Party or any of its Affiliates, such Seller Party or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or, to such Seller Party’s Knowledge, Threatened, to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) such Seller Party is in compliance in all material respects with all such Permits.

3.13 Current Commitments. Schedule 3.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to such Seller Party’s interest) (the “AFEs”) relating to the Assets and which are binding on the owner of the Assets following the Effective Time to drill or rework any Wells or for other capital expenditure for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

3.14 Environmental Laws. Except as disclosed on Schedule 3.14, (a) there are no actions, suits or proceedings pending, or to such Seller Party’s Knowledge, Threatened in writing, before any Governmental Body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, and (b) such Seller Party has received no notice from any Governmental Body or other Person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof.

3.15 Wells and Personal Property. To such Seller Party’s Knowledge, Exhibit B sets forth a list of all wellbores located on the Leases. Except as disclosed on Schedule 3.15 (a) all Wells drilled and completed by such Seller Party as operator have been drilled and completed within the limits permitted by all applicable Leases and Contracts and at locations that comply with applicable Legal Requirements, (b) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (c) there are no Wells that such Seller Party is obligated by applicable Legal Requirements or contract to plug or abandon, or that have been plugged, dismantled or abandoned by Seller or its Affiliates (or to Seller’s Knowledge by any other Person) in a manner that does not comply in all material respects with Legal Requirements, or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.

3.16 Employee Benefits. Schedule 3.16(a) contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, equity purchase, equity option, phantom equity, equity or equity compensation, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by such Seller Party or any of its ERISA Affiliates for the benefit of any Available Employee (such benefit plans, together with the Severance Plan, collectively, such Seller Party’s “Seller Benefit Plans”). Such Seller Party has heretofore made available to Buyer a copy of each such Seller Benefit Plan (or, in the case of any unwritten Seller Benefit Plan, a written description thereof) applicable to such Seller Party, any amendments thereto and any other related documents and each agreement creating or modifying any related trust or other funding vehicle.

3.17 Royalties. Except (a) for the Suspense Funds that are being held in compliance with applicable Legal Requirements and Leases and (b) as set forth in Schedule 3.17 and Schedule 3.05, such Seller Party has duly and properly paid, or caused to be duly and properly paid in all material respects, all Royalties due by such Seller Party during the period of such Seller Party’s ownership of the Assets; provided, however that no failure to comply with the foregoing that does not result in the termination of a Lease shall be considered a breach of this Section 3.17.

3.18 Non-Consent Operations. Except as disclosed on Schedule 3.18, no operations are being conducted or have been conducted on the Assets with respect to which such Seller Party has elected to be a nonconsenting party under the applicable operating agreement and with respect to which such Seller Party’s rights have not yet reverted to it. Schedule 3.18 sets forth the payout balances as of the date of this Agreement for each Well subject to payout.

3.19 Condemnation. As of the Execution Date, there is no actual or Threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

3.20 Drilling Obligations. Seller does not have any unfulfilled drilling obligations under any Lease or otherwise affecting the Leases by virtue of a Contract relating to the Assets or the ownership or operation thereof.

3.21 USA Patriot Act and OFAC. To the extent applicable, such Seller Party is in compliance, in all material respects, with (1) the USA PATRIOT Act and (2) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. None of such Seller Party nor, to such Seller Party’s Knowledge, any director, officer or employee of Seller, is subject to any U.S. sanctions administered by OFAC or a Person on the list of “Specially Designated Nationals and Blocked Persons.” None of the proceeds to be distributed on or after the Closing pursuant to this Agreement, including the Closing Amount, will, to such Seller Party’s Knowledge, be made available to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.22 FCPA. Neither such Seller Party, its Affiliates or, to such Seller Party’s Knowledge, its or their respective Representatives has given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help such Seller Party, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to (1) any of the operations conducted with respect to the Assets, or (2) the Transaction.

3.23 Labor Matters. No Available Employee or other employee of any Seller Party or any of their respective Affiliates whose employment involves providing services with respect to the Assets is represented by a labor union. Except as set forth on Schedule 3.23, there is no Proceeding pending or, to any Seller Party’s Knowledge, threatened, by or on behalf of any Available Employee or any other individual who has provided services with respect to the Assets against any Seller Party.

3.24 Leases. Since January 1, 2016, such Seller Party has not received any written notice from any lessor under any of the Leases seeking to terminate, cancel or rescind any Lease, and such Seller Party has not received any written notice from any lessor under any of the Leases alleging any unresolved material default under any Lease.

3.25 Guarantees. Schedule 6.03(a) is a complete and accurate list of all material bonds, letters of credit and guarantees posted or entered into by such Seller Party in connection with the ownership or operation of the Assets.

3.26 Disclosures with Multiple Applicability; Materiality. If any fact, condition, or matter disclosed in the Seller Parties’ disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which such fact, condition, or other matter applies to the extent reasonably apparent on the face of the Seller Parties’ disclosure Schedules, regardless of the section of the Seller Parties’ disclosure Schedules in which such fact, condition, or other matter is described. Inclusion of a matter on the Seller Parties’ disclosure Schedules with respect to a representation or warranty that is qualified by “material” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01 Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02 Authority; No Conflict.

(a)

This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer has the requisite right, power, authority, and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)	Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03 Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.05 Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Without limiting Section 6.02, Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06 Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07 Financial Ability. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.08 Securities Laws. The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.09 Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, subject to Buyer’s rights to access the Assets to conduct a due diligence review in accordance with this Agreement, at Closing Buyer and its Representatives have (a) been permitted access to materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). WITHOUT LIMITING OR IMPAIRING ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF THE SELLER PARTIES CONTAINED IN THIS AGREEMENT AND THE SELLER’S CLOSING DOCUMENTS (INCLUDING THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE INSTRUMENTS OF CONVEYANCE), OR BUYER’S RIGHT TO RELY UPON EACH OF THE FOREGOING OR BUYER’S RIGHTS UNDER ARTICLE 11, BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY SELLER OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

4.10 Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL BODY HAS PASSED UPON THE ASSETS OR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF AN INVESTMENT IN THE ASSETS OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES MADE TO BUYER, AND, EXCEPT AS SET FORTH IN ARTICLE 9, BUYER IS NOT ENTITLED TO CANCEL, TERMINATE, OR REVOKE THIS AGREEMENT, WHETHER DUE TO THE INABILITY OF BUYER TO OBTAIN FINANCING OR PAY THE PURCHASE PRICE, OR OTHERWISE.

4.11 Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices—Consumer Protection Act, V.C.T.A. BUS & COMM ANN. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 13.04. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 4.

4.12 Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5

COVENANTS OF SELLER

5.01 Access and Investigation.

(a)

Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party, Seller shall (a) afford Buyer, Buyer’s Representatives, and the Financing Sources access, at such times as Buyer may reasonably request during Seller’s regular hours of business, to reasonably appropriate Seller’s management and personnel with knowledge of the Assets, any Seller operated Assets, Records, contracts, books and records, and other documents and data related to the Assets, except any such contracts, books and records, or other documents and data to the extent they are Excluded Assets, and (b) promptly furnish Buyer, Buyer’s Representatives and the Financing Sources, at Buyer’s sole cost and expense, with existing electronic copies of all such Records, contracts, books and records, and other existing documents and data related to the Assets as Buyer, Buyer’s Representatives and the Financing Sources may reasonably request, except for any such contracts, books and records, or other documents and data to the extent they are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer, Buyer’s Representatives and the Financing Sources reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third parties in order to obtain such consent); PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES, AND OTHER DATA THAT IT MAY PROVIDE OR DISCLOSE TO BUYER.

(b)	Notwithstanding the provisions of Section 5.01(a), (i) Buyer and/or the Financing Source’s investigation shall be conducted in a manner that (to the extent practicable) minimizes interference with the field operations of the business of Seller and any applicable Third Parties, and (ii) subject to Section 11.09, Buyer and the Financing Source’s right of access shall not entitle Buyer or the Financing Sources to operate equipment or conduct subsurface or other invasive testing or sampling. Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment without Seller’s prior written permission, which may be withheld in Seller’s sole discretion, subject to the provisions of Section 11.09.

(c)	Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer, Buyer’s Representatives and the Financing Sources in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer and the Financing Sources, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

5.02 Operation of the Assets. Except as set forth on Schedule 5.02, or as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business (including the sale of Hydrocarbons) with respect to its ownership and operation of the Assets in the ordinary course as a reasonably prudent operator, and, without limiting the generality of the preceding, shall:

(a)	not transfer, sell, hypothecate, Encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)	subject to clause (i) below, not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments);

(c)	not commence, propose, or agree to participate in any single operation with respect to the Wells or Leases with an anticipated cost in excess of Two Hundred Fifty Thousand Dollars ($250,000) net to Seller’s interest, except for any emergency operations otherwise conducted in compliance with this Agreement;

(d)	not execute, terminate, cancel, extend, or materially amend or modify any Material Contract or Lease;

(e)	not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Assets;

(f)	unless Buyer fails to provide consent under clause (d) above, use commercially reasonable efforts to maintain in full force and effect each Lease, and timely and properly pay all Lease renewals and extensions that become due after the date of this Agreement but prior to Closing in accordance with the terms of the applicable Lease;

(g)	not waive, release, assign, settle or compromise any proceeding, material right or claim relating to the Assets, other than the Retained Liabilities or waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of Fifty Thousand Dollars ($50,000) individually (excluding amounts to be paid under insurance policies);

(h)	not take, nor permit any of their Affiliates (or authorize any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, or negotiate, any offer from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer or its Affiliates except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(i)	use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Assets;

(j)	pay (or cause to be paid) any and all Asset Taxes that could result in an Encumbrance with respect to the Assets that become due and payable on or prior to the Closing Date;

(k)	not form or create or object to the formation or creation by Buyer of any drilling unit applicable to the Assets;

(l)	use commercially reasonable efforts not to convey, use, or dispose of any of the Emission Reduction Credits;

(m)	not, except as may be required by applicable Legal Requirements or pursuant to a Seller Benefit Plan in effect as of the Execution Date or as contemplated by this Agreement,

(A) grant any increases in the compensation, incentives or benefits payable or to become payable to any Available Employee, (B) enter into any new, or amend any existing, employment, severance or termination agreement or other Seller Benefit Plan with any Available Employee, (C) establish or take any action that would result in Seller becoming obligated under any collective bargaining agreement or other Contract with a labor union or representative of Available Employees, or (D) subject to Seller’s right to terminate the employment of any employee on the Available Employee List, transfer any Available Employee; and

(n)	not enter into any agreement with respect to any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller and any Affiliate of Seller owning an interest in the applicable Asset (or portion of the Assets) have voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency involving imminent threat to property or life, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

5.03 Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, insurance policies (including qualified self-insurance) pertaining to the Assets with the minimum coverages as set forth on Schedule 5.03. The daily pro-rated annual premiums for insurance set forth on Schedule 5.03 that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs to the extent attributable to the Assets (but not to the extent attributable to any other assets of Seller).

5.04 Consent and Waivers. Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents.

5.05 Amendment to Schedules. Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement its Schedules with respect to any matters that first occur following to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement.

5.06 Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets any Seller Party or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing. Seller will use commercially reasonable efforts to assist Buyer to obtain all necessary Permits in connection with Buyer’s designation as operator as to the Assets Seller presently operates as of Closing.

5.07 Affiliate Contracts. Seller will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between Seller and its Affiliates insofar and only insofar as such contracts or agreements relate to or bind the Assets.

5.08 Drilling Permits. During the period following the Execution Date until the Closing, if reasonably requested by Buyer, Seller will execute and file any applications or instruments prepared by Buyer that are necessary to obtain drilling permits to be used with respect to the future development of the Assets with the applicable Governmental Bodies; provided that Buyer will reimburse Seller for any reasonable, documented out-of-pocket costs incurred in connection therewith and that such drilling permits will only be on existing pads.

5.09 Credit Transfer. Promptly following Closing, Buyer shall deliver the Emission Credits Transfer Letter to the State of Wyoming Department of Environmental Quality. Following the Closing, Seller will use commercially reasonable efforts (including assisting Buyer as reasonably requested by Buyer with obtaining approval from the State of Wyoming Department of Environmental Quality) to cause the Emission Reduction Credits to be transferred to Buyer as soon as reasonably practicable following the Closing.

5.10 Stipulation and Agreed Order. Prior to Closing, Seller (or its applicable Affiliate or predecessor) shall cause the Stipulation and Agreed Order to be amended or supplemented such that Exhibit 1 to the Stipulation and Agreed Order properly and accurately reflects all of the federal Leases (including the lots associated with such Leases) identified on Exhibit A.

ARTICLE 6

OTHER COVENANTS

6.01 Notification and Cure. If Buyer has Knowledge as of the Execution Date of any Breach of Seller’s representations and warranties, Buyer shall have no remedy under this Agreement, including under Section 9.01 and Article 10, with respect to such Breach. Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtains Knowledge following the Execution Date of any Breach, in any material respect, of its or the other Party’s representations and warranties or covenants, in any material respect; provided that failure to provide such notice shall not limit a Party’s rights or remedies under this Agreement with respect to such Breach. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and such Breach of representation, warranty, covenant or agreement shall (if curable) be fully cured by the Closing (or, if the Closing does not occur, prior to the termination of this Agreement in accordance with Section 9.01), then such Breach shall be considered not to have occurred for all purposes of this Agreement.

6.02 Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

6.03 Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.

(a)	The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall use commercially reasonable efforts to obtain, and deliver to Seller evidence of, all replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals, in each case, as set forth on Schedule 6.03(a) and necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate the Assets.

(b)	Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings.

6.04 Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

6.05 HSR Act. If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate Contemplated Transactions as promptly as practicable and in any event not later than the Outside Date; provided, however, nothing in this Agreement shall require Buyer or Seller to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or Seller (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Buyer or Seller or the Assets. The filing fees associated with any such HSR Act filing shall be borne by Buyer. Notwithstanding any provision of this Section 6.05, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.

6.06 Financing Matters.

(a)	Assistance with Financing. Prior to the Closing Date, Seller shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and its Affiliates’ Representatives to provide, Buyer such cooperation as may be reasonably requested by Buyer with respect to the Debt Financing; provided, that such requested cooperation does not materially and adversely interfere with operations of Seller and the Assets and that any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its or their Representatives. Such cooperation shall include using commercially reasonable efforts (i) to assist Buyer in Buyer’s preparation of disclosure schedules related to the Assets in connection with the Debt Financing and (ii) to facilitate Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing ; provided that Seller’s obligations under the foregoing clauses (i) and (ii) shall be limited to providing information and data in its current format in Seller’s records and not require that Seller generate new reports regarding the Assets.

(b)	Financial Information.

(i)	Seller shall use its commercially reasonable efforts to provide sufficient materials and to cooperate with Buyer and its independent auditor (“Buyer’s Auditor”) in Buyer’s preparation, at the sole cost and expense of Buyer, of the Special Financial Statements (as defined below), in such form that such statements and the notes thereto can be audited (in the case of the Annual Financial Statements (as defined below)) or reviewed (in the case of the Interim Financial Statements (as defined below)) by Buyer’s Auditor. The “Special Financial Statements” shall refer to (A) statements of revenues and direct operating expenses attributable to the Assets for the fiscal years ended December 31, 2016 and 2015 (the “Annual Financial Statements”) and (B) statements of revenues and direct operating expenses attributable to the Assets for the three months ended March 31, 2017 and 2016, or if the Closing shall occur on or after June 30, 2017, for the six months ended June 30, 2017 and 2016 (the “Interim Financial Statements”). The Special Financial Statements will be prepared in accordance with GAAP and any requirements of the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder. The Annual Financial Statements shall include the required oil and gas disclosures, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2016 and 2015, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2016 and 2015. Seller (x) shall cooperate with and permit Buyer to reasonably participate in the preparation of the Special Financial Statements and (y) shall provide Buyer and its representatives with reasonable access to its personnel and its Affiliates who engage in the preparation of the Special Financial Statements. Seller agrees to provide, and will use its commercially reasonable efforts to cause its Affiliates to provide, at Buyer’s sole cost and expense, information from, and reasonable access to, its accounting records to the extent required to prepare any pro forma financial statements of Buyer that include pro forma adjustments with respect to Seller, which may be required in any reports, registration statements and other filings to be made by Buyer or any of its Affiliates with the SEC pursuant to the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder (the “SEC Filings”).

(ii)

Seller shall execute and deliver or cause to be executed and delivered to Buyer’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Seller or its Affiliates, as may be reasonably requested by Buyer’s Auditor, with respect to the Special Financial Statements, including any SEC Filings that include the Special Financial Statements. Buyer agrees that (A) to the extent any such representation letter is delivered by management of Seller or its Affiliates, Buyer shall indemnify and hold harmless Seller and any applicable Affiliate and their respective current officers, directors and employees, and provide a defense for such entity, and its current officers, directors and employees with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of Buyer would be indemnified had they performed such action. In the event that Buyer’s Auditor requires a representation letter from Buyer’s management in connection with the audit of the Special Financial Statements, management of Seller shall provide a representation letter to management of Buyer that contains the same representations that Buyers’ management is required to make to Buyer’s Auditor.

(iii)	Seller shall use commercially reasonable efforts to facilitate the completion of such audit and review and delivery of the Special Financial Statements to Buyer or any of its Affiliates as soon as reasonably practicable, but no later than the earlier of (A) 60 days after the Closing Date or (B) August 1, 2017.

(iv)	In the event the SEC requires financial statements in respect of the Assets that vary in form or content from, or in the periods covered by, the Special Financial Statements (“Alternative Financial Statements”), Seller shall, at the sole cost and expense of Buyer, use its commercially reasonable efforts to cooperate with Buyer in the preparation of such financial statements.

(c)	Costs and Expenses. Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket, documented costs and expenses incurred by Seller in connection with its cooperation contemplated by this Section 6.06. Except in the case of actual fraud, (i) all of the information provided by Seller pursuant to this Section 6.06 is given without any representation or warranty, express or implied, and (ii) in no event will Seller or its Affiliates or Representatives have any liability of any kind or nature to Buyer, its Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.06 or any use of any information provided by Seller or its Affiliates or Representatives provided pursuant to this Section 6.06. Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless the Seller Group from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information provided by Seller to Buyer pursuant to this Section 6.06; provided, however, that Buyer shall not be required to indemnify and hold harmless the Seller Group to the extent that such Damages arise from or are related to actual fraud by any member of the Seller Group.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01 Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.

7.02 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03 [Reserved].

7.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05 Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.06 HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the terms of this Agreement under the HSR Act shall have expired or been terminated.

7.07 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

7.08 Title Defect Values, Environmental Defect Values, etc. The sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values asserted by Seller in good faith), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, plus (v) the aggregate downward Purchase Price adjustments under Section 11.09, plus (vi) the aggregate amount of all Casualty Losses (as determined by Buyer acting in good faith) shall be less than or equal to twenty-five percent (25%) of the unadjusted Purchase Price.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.

8.02 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03 [Reserved].

8.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

8.05 Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06 HSR Act. Any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

8.07 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

8.08 Title Defect Values, Environmental Defect Values, etc. The sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values asserted by Seller in good faith), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, plus (v) the aggregate downward Purchase Price adjustments under Section 11.09, plus (vi) the aggregate amount of all Casualty Losses (as determined by Buyer acting in good faith) shall be less than or equal to twenty-five percent (25%) of the unadjusted Purchase Price.

ARTICLE 9

TERMINATION

9.01 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;

(b)	by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied at Closing); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Seller’s conditions to Closing have been satisfied or waived (in writing) by Buyer in full on or after the Scheduled Closing Date, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) Seller refuses or willfully or negligently delays to timely close the Contemplated Transactions, then such refusal or delay shall constitute a material Breach of this Agreement;

(c)	by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied at Closing); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived (in writing) by Seller in full on or after the Scheduled Closing Date, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) Buyer refuses or willfully or negligently delays to timely close the Contemplated Transactions, then such refusal or delay shall constitute a material Breach of this Agreement;

(d)	by either Seller or Buyer if the Closing has not occurred on or before June 30, 2017 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that, in the case of Seller, such failure does not result primarily from Seller’s material Breach of this Agreement;

(e)	by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable;

(f)	by Seller if the Closing condition in Section 8.09 is not satisfied (or not possible of being satisfied at Closing); or

(g)	by Buyer if the Closing condition in Section 7.08 is not satisfied (or not possible of being satisfied at Closing); or

(h)	by Seller if Buyer fails to deposit the Deposit Amount into the Escrow Account on or before 5:00 p.m. (Central Time) on the first (1st) Business Day after the Execution Date.

9.02 Effect of Termination; Distribution of the Deposit Amount.

(a)	If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other under Section 9.02(b), and (b) the following provisions shall survive the termination: Article 1, Sections 9.02, 10.02(c), 10.03(c), 10.06, 10.07, 10.10, 10.11, 10.12, Article 13 (other than Section 13.01, Section 13.02(b) through (d), Section 13.14 and Section 13.17, which shall terminate) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):

(i)	If at the time this Agreement is terminated pursuant to Section 9.01, Buyer is a Breaching Party, then Seller shall be entitled (as its sole and exclusive remedy) to receive the Deposit Amount as liquidated damages (and not as a penalty). If Seller is entitled to receive the Deposit Amount as liquidated damages pursuant to this Section 9.02(b)(i), (x) the Parties shall, within two (2) Business Days of the termination of this Agreement, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)	If at the time this Agreement is terminated pursuant to Section 9.01 Seller is a Breaching Party, then Buyer shall be entitled to (x) receive the Deposit Amount and (y) seek to recover its actual damages from Seller as a result of such Willful Breach by Seller. If Buyer is entitled to the Deposit Amount pursuant to this Section 9.02(b)(ii), the Parties shall, within two (2) Business Days of the termination of this Agreement, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(iii)	If this Agreement is terminated by Seller in accordance with Section 9.01(h), then the Parties shall have no additional remedies against one another as a result of such termination, and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)	The Parties recognize that the actual damages for Buyer’s Willful Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such Willful Breach by Buyer if Buyer is a Breaching Party at the time this Agreement is terminated.

(d)	If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall, within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.

(e)	THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST BUYER, ITS DEBT AND EQUITY FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, EQUITY HOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “BUYER RELATED PARTIES”) ARISING FROM OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, INCLUDING FOR ANY FAILURE OF BUYER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS SECTION 9.02. EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS SECTION 9.02, IN FURTHERANCE OF THE FOREGOING, (A) SELLER RELEASES THE BUYER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT THE BUYER RELATED PARTIES SHALL HAVE IN CONNECTION WITH SUCH LOSS SHALL BE THE FORFEITURE OF THE DEPOSIT AMOUNT IN ACCORDANCE WITH THIS SECTION 9.02.

9.03 Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets in accordance with the Confidentiality Agreement and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.01 Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the representations and warranties in Section 3.04 shall survive for the applicable statute of limitations plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for thirty-six (36) months after Closing, (d) all covenants and agreements of Seller to be performed at or following the Closing shall survive until fully performed, (e) all other representations and warranties and pre-closing covenants and agreements of Seller shall survive for twelve (12) months after Closing; provided, that the covenants of Buyer and Seller set forth in Section 13.02 shall survive for the applicable statute of limitations plus sixty (60) days and (f) all other representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date. The indemnities in Section 10.02(c) (with respect only to clauses (a), (b), (c) and (i) in the definition of Retained Liabilities) shall terminate eighteen (18) months following the Closing Date. The indemnities in Section 10.02(c) (with respect only to clause (f) in the definition of Retained Liabilities) shall survive for the applicable statute of limitations plus sixty (60) days. The indemnities in Section 10.02(c) (with respect to Retained Liabilities other than those described in clauses (a), (b), (c), (f) and (i) in the definition of Retained Liabilities) shall continue indefinitely. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

10.02 Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;

(c)	the Retained Liabilities;

(d)	the use, ownership or operation of the Excluded Assets; and

(e)	the use, ownership or operation of the Retained Assets.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10, Article 11 and Section 13.17, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 2.04, and, except for the remedies provided in this Article 10, Article 11 and Section 13.17, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, BUYER RELEASES SELLER GROUP FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, PROCEEDINGS, OR OTHER LEGAL RIGHTS AND REMEDIES OF BUYER GROUP, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE ASSETS PRIOR TO THE CLOSING, OR THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS PRIOR TO THE CLOSING, INCLUDING ANY AND ALL CLAIMS RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY OR VIOLATIONS OF ENVIRONMENTAL LAWS AND INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE, OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY OF SELLER’S AFFILIATES. Nothing in this Agreement or otherwise shall release or relieve Seller for actual fraud.

10.03 Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)	any Damages arising out of or relating to Buyer’s and its representatives’ access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage arising from such access; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, the remedies provided in this Article 10 and Section 13.17 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group.

10.04 Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds actually received by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05 Limitations on Liability.

(a)	Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (i) for any Damages with respect to any occurrence, claim, award or judgment that do not individually exceed One Hundred Thousand Dollars ($100,000) net to Seller’s interest (the “Individual Claim Threshold”); or (ii) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b)	Notwithstanding anything herein to the contrary, the obligations and rights of the Parties hereunder, and the Damages for which any Party is obligated to indemnify or entitled to indemnity under Section 11.02 or Section 11.03 shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).

(c)	Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify Buyer under
Section 10.02(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 13.02(c) as a result of a breach by Seller of any representation or warranty set forth in Section 3.04, except to the extent the amount of such Asset Tax (or portion thereof) (i) exceeds the amount that would have been due absent such breach or (ii) was taken into account as an adjustment to the Purchase Price under Section 2.03, Section 2.05(c), Section 2.05(d) or Section 13.02(c)(iii).

10.06 Procedure for Indemnification—Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)

If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C), in the case of an indemnification claim by Buyer pursuant to Section 10.02(a) (other than with respect to a Fundamental Representation) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price), or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.07 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.08 Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.08 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09 Extent of Representations and Warranties.

(a)	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES DELIVERED BY SELLER AT CLOSING OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES DELIVERED BY SELLER AT CLOSING OR IN THE INSTRUMENTS OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)	Buyer acknowledges and affirms that it has made and prior to Closing will make its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

10.10 Compliance With Express Negligence Test. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE, AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY, OR VIOLATION OF ANY LEGAL REQUIREMENT, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF, IT BEING THE PARTIES’ INTENTION THAT DAMAGES TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF NOT BE COVERED BY THE RELEASE, DEFENSE, OR INDEMNITY OBLIGATIONS IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11 Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, IN NO EVENT SHALL SELLER OR BUYER EVER BE LIABLE FOR, AND EACH PARTY RELEASES THE OTHER FROM, ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES OR CLAIMS RELATING TO OR ARISING OUT OF THE CONTEMPLATED TRANSACTIONS OR THIS AGREEMENT; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity. Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

10.12 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13 Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

10.14 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

10.15 Joint and Several. Each Seller shall be jointly and severally liable for each representation, warranty, covenant, agreement, indemnification obligation and Breach of this Agreement and the Seller Closing Documents by each other Seller.

ARTICLE 11

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01 Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets. For such purposes, until the Closing, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or copies (including electronic copies if available), of all of the Records, files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller or its Affiliates have relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.02 Preferential Purchase Rights.

(a)

Seller shall, as promptly as practical but in no event later than ten (10) Business Days after the Execution Date, provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in compliance with the contractual provisions applicable thereto. To the extent any such Preferential Purchase Rights are properly exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. On the Closing

Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Purchase Price. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date reasonably designated by Seller not more than one hundred eighty (180) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

(b)	Within three (3) Business Days following the request of either Party, the Parties shall (i) amend this Agreement to exclude any Asset to the extent subject to a Preferential Purchase Right that has not been waived or disclaimed prior to the Execution Date (the “Pref Right Properties”) and to reduce the Purchase Price by the Allocated Values of such Pref Right Properties and (ii) to enter into a separate purchase and sale agreement covering the sale of such Pref Right Properties from Seller to Buyer in exchange for the Allocated Values of such Pref Right Properties (the “Pref Right Purchase Agreement”). The Pref Right Purchase Agreement shall be on substantially the same terms and conditions as this Agreement but for such changes as are necessary to reflect the fact that the Pref Right Purchase Agreement only covers the Pref Right Properties. In addition to the conditions to Closing that will be set forth in Article 7 and Article 8 of the Pref Right Purchase Agreement, the obligations of each of the Parties to close the Pref Right Purchase Agreement shall be conditioned upon the Closing of this Agreement. In the event the owner of the preferential purchase right waives in writing its election to enter into the Pref Right Purchase Agreement, the Pref Right Purchase Agreement will be deemed terminated and this Agreement will be in full force and effect in the form of this Agreement as of the Execution Date.

11.03 Consents. Seller shall as promptly as practical, but in no event later than ten (10) Business Days after the Execution Date, provide all notices required to comply with or obtain all Consents in compliance with the contractual provisions applicable thereto required for the transfer of the Assets and in accordance with Section 5.04.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)	If the Consent is not a Required Consent and has not been denied in writing, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer.

(ii)	If the Consent is a Required Consent or a Consent that has been denied in writing, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases and Wells affected by the Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.

(b)	Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Consent described in Section 11.03(a)(ii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

11.04 Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on May 26, 2017 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Lease or Well or portion thereof (including by the currently producing formation or Target Formation, as applicable) affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (d) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week; provided, that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Title Defects at any time prior to the Defect Notice Date. Notwithstanding anything herein to the contrary, subject to Buyer’s rights under the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting substantially all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.05 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)	if the Title Defect with respect to a Well represents a discrepancy between (i) Seller’s Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07 (and Seller’s Working Interest in the Well is decreased in the same or greater proportion), then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07;

(d)	if the Title Defect with respect to a Well represents an increase of (i) Seller’s Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Schedule 2.07 (except (A) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Well in Schedule 2.07;

(e)	if the Title Defect with respect to a Lease results from a discrepancy where (i) the actual Net Acres for such Title Defect Property as to the Target Formation is less than (ii) the Net Acres set forth on Schedule 2.07 for such Title Defect Property, then the Title Defect value shall be calculated by multiplying the Net Acre deficiency for such Lease by the per-Net Acre Allocated Value; and

(f)	if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

11.06 Seller’s Cure or Contest of Title Defects.

Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in
Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)	Seller shall have the right to cure any Title Defect on or before sixty (60) days after the Defect Notice Date (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date. If Seller elects to cure and:

(i)	actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not cure the Title Defect prior to the Closing, then Seller shall:

(A)	if Seller elects to cure the Title Defect, convey the affected Asset to Buyer and Buyer shall pay the Title Defect Value attributable to the affected Asset to the Escrow Agent at the Closing; provided, however that if Seller is unable to Cure the Title Defect by the end of the Title Defect Cure Period, then (i) Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset and (ii) the Parties shall issue joint written instructions to the Escrow Agent to release such Title Defect Value to Buyer; or

(B)	if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(iii)	If Seller does not elect to cure the Title Defect, subject to Seller’s continuing right to dispute the Title Defect, Seller shall convey the affected Asset to Buyer at the Closing and the Purchase Price shall be adjusted in accordance with the terms of this Agreement.

(b)	Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and the Purchase Price will be adjusted downward in an amount equal to the Title Defect Value for such Asset; provided, however, that if the Title Defect Value as finally decided between the Parties or by the Expert, as applicable, is less than the Title Defect Value used for the Purchase Price adjustment, then Buyer shall include an upward adjustment in the Final Settlement Statement equal to the amount that the Title Defect Value (as of Closing) exceeds the Title Defect Value as finally determined.

11.07 Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, other than with respect to the special warranty of Defensible

Title to be provided in the Instruments of Conveyance, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) (after taking into account any offsetting Title Benefit Values) plus (y) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible. In addition, if the Title Defect Value for any single Lease or Well is less than the De Minimis Title Defect Cost (and the aggregate of all Title Defect Values for all Title Defects based upon a single matter creating such Title Defect is less than the De Minimis Title Defect Cost), such value shall not be considered in calculating the Aggregate Title Defect Value.

11.08 Title Benefits. If Seller discovers any right, circumstance or condition that operates (a) to increase the Net Revenue Interest in any Well above that shown in Schedule 2.07, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Schedule 2.07, (b) to decrease the Working Interest of Seller in any Well below that shown in Schedule 2.07, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Schedule 2.07, (d) to increase the Net Acres for a Lease as to the applicable Target Formation to an amount greater than the Net Acres for such Lease in Schedule 2.07 (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected (the “Title Benefit Properties”), the particular Title Benefit claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity which is discovered by any of Buyer or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07 then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07; (iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Schedule 2.07, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Working Interest decrease and the denominator of which is the Working Interest set forth for such Title Benefit Property in Schedule 2.07; (iv) if the Title Benefit represents an increase in Net Acres of a Lease set forth in Schedule 2.07, then the Title Benefit Amount shall be determined by multiplying the Net Acre increase with respect to such Lease by the per-Net Acre Allocated Value; and (v) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value. If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.09 Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets. During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent. Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01. Notwithstanding anything in this Agreement to the contrary, if (a) Buyer is not granted access to any Asset to conduct its Phase I Environmental Site Assessment of the Assets or (b) Buyer determines in good faith that (based on the results of its Phase I Environmental Site Assessment) sampling or testing of environmental media or operation of equipment is recommended on an Asset and Buyer is not granted permission and access to conduct such activities, then Buyer may elect to exclude such Asset, together with all associated Assets, and reduce the Purchase Price by the Allocated Value of such Assets (which will become Retained Assets).

11.10 Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (i) the Lease(s) or Well(s) affected; (ii) a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary, subject to Section 11.13, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting substantially all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.11 Seller’s Exclusion, Cure or Contest of Environmental Defects. Seller, in its sole discretion, (x) may elect to exclude at Closing any Asset (which will become a Retained Asset) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) thereof, (y) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a); provided, if the Environmental Defect Value agreed upon by the Parties or finally determined in accordance with Section 11.15 is equal to or exceeds the Allocated Value of the affected Assets, then Buyer may elect to exclude such affected Assets, together with all associated Assets, and reduce the Purchase Price by the Allocated Value of such Assets (which will become Retained Assets) (provided that if such agreement or final determination occurs following the Closing, then Buyer shall reassign such affected Assets to Seller pursuant to an assignment in form and substance reasonably acceptable to the Parties in exchange for the Allocated Value of such Assets).

(a)	Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date by giving written notice to Buyer to that effect prior to the Closing Date. If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:

(i)	completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Lease(s) or Well(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)	does not complete a Complete Remediation prior to the Closing Date, unless Seller or Buyer elects to exclude such Asset(s) in accordance with this Section 11.11, then Seller shall convey the affected Asset(s) to Buyer and the Purchase Price shall be reduced by the Environmental Defect Value of the affected Asset(s).

(b)

Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Environmental Defect cannot be resolved prior to the Closing, subject to the terms of this Section 11.11 the affected Lease(s) or Well(s) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing and the Purchase Price shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect, and the final determination of the Environmental Defect and/or Environmental Defect Value shall be resolved pursuance to Section 11.15.

11.12 Limitations. Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

11.13 Exclusive Remedies. The rights and remedies granted to Buyer in this Agreement are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY, OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14 Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed or damaged by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), subject to Section 7.08 and Section 8.08, this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000) net to Seller’s interest, (a) Seller must elect by written notice to Buyer prior to Closing either to (x) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost prior to the Closing Date, or (y) reduce the Purchase Price by the amount of the Casualty Loss and (b) Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing. With respect to all other Casualty Losses, Seller shall assign and subrogate to Buyer all rights to insurance and other claims with respect to such Casualty Losses.

11.15 Expert Proceedings.

(a)	Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)	The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than fifteen (15) years’ experience as a lawyer in the State of Wyoming with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Dallas office of the AAA. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)	Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)

The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)	The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)	The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 12

EMPLOYMENT MATTERS

12.01 Seller Benefit Plans. Effective as of his or her Employee Start Date, each Continuing Employee shall cease to accrue further benefits and shall cease to be an active participant under the Seller Benefit Plans. Buyer shall not assume any of the Seller Benefit Plans. From and after each Continuing Employee’s Employee Start Date, Seller and its ERISA Affiliates shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans, and neither Buyer nor its Affiliates shall have any obligation, liability or responsibility from and after such Continuing Employee’s Employee Start Date to or under the Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after such Continuing Employee’s Employee Start Date.

12.02 Pre-Employee Start Date Claims under Seller Benefit Plans and Accrued Vacation Balances.

(a) To the extent that an Available Employee was a participant in a Seller Benefit Plan, the Seller Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Available Employees for all claims incurred prior to his or her Employee Start Date under and subject to the terms and conditions of such plans. For purposes of this Section 12.02, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered; provided, that all services related to a continuous period of hospitalization shall be deemed to be rendered upon the commencement of such period.

(b) Seller shall pay each Continuing Employee’s accrued and unused vacation balance (the “Accrued Vacation Balances”), in each case, to the extent such Accrued Vacation Balance existed immediately prior to such Continuing Employee’s Employee Start Date, in accordance with applicable Legal Requirements.

12.03 Available Employees’ Offers and Post-Employee Start Date Employment and Benefits.

(a) Following the Execution Date, Seller shall provide Buyer reasonable access to the Available Employees.

(b) Within two (2) Business Days of the Execution Date, Seller will provide Buyer with a list that sets forth the name of each Available Employee, and for each such individual, his or her name, job title, annualized salary or hourly wage, bonus eligibility/target, long-term incentive eligibility/target, vacation eligibility, hire date/start date, leave status (including expected duration of any leave), and details of any visa (the “Available Employee List”), which Available Employee List shall (i) be consistent with the employee schedules provided to Buyer prior to the Execution Date and (ii) not include more than 32 individuals.

(c) Beginning seven (7) Business Days following the Execution Date, Buyer or its Affiliate may make written offers of employment to each of the Available Employees to whom Buyer or its Affiliate elects to make an offer of employment, with such offers providing for an Employee Start Date of the Closing Date. Each offer of employment shall provide the applicable Available Employee at least five (5) Business Days to either accept or reject such offer. No later than the date that is three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify Seller as to each Available Employee who has accepted an offer from Buyer or any of its Affiliates, which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Employee Start Date and may be conditioned on other typical hiring policies, and each Available Employee who has rejected Buyer’s or its Affiliate’s offer of employment. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and Liabilities relating to or arising out of Buyer’s or its Affiliate’s employee selection and employment offer process described in this Section 12.03 (including any claim of discrimination or other illegality in such selection and offer process).

(d) Each Available Employee who is actively at work as of the Closing Date or is on a previously scheduled and approved (by Seller or its Affiliates) short-term disability, long-term disability, workers’ compensation or other approved leave of absence and accepts an offer of employment from Buyer or its Affiliate and, in each instance, assumes employment with Buyer or its Affiliate is referred to as a “Continuing Employee.” The date that a Continuing Employee begins employment with Buyer or its Affiliate is referred to as his or her “Employee Start Date.” During the twelve (12) month period immediately following the Closing Date that a Continuing Employee is employed by Buyer or its Affiliate, such Continuing Employee will be provided, (i) base salary or hourly wage rate at least equal to the base salary or hourly wage rate provided to the Available Employee as of the Execution Date; (ii) reemployment or hiring opportunities, as applicable, to those Available Employees (if any) identified in the Available Employee List as “Inactive Available Employees” (provided that, Seller shall have the right until Closing to amend the Available Employee List to designate any Available Employee as an

Inactive Available Employee if such employee becomes an Inactive Available Employee following delivery of the Available Employee List) who are not actively at work as of the Closing Date due to short-term disability, workers’ compensation or other approved leave of absence, with such reemployment or hiring to be effective as of the date, if any, each such Inactive Available Employee has been cleared for and returns to active employment and to be in a position comparable to that which such Inactive Available Employee has prior to the commencement of his or her absence from active employment (so long as such date occurs within 120 days following the Closing Date or such longer time as may be required by any applicable Legal Requirement); and (iii) cash severance benefit opportunities for each Continuing Employee who is terminated or is subject to a reduction in base pay or relocation of more than fifty (50) miles during the twelve (12) month period immediately following the Employee Start Date as provided in (and subject to release of claim requirements in favor of Buyer and its Affiliates comparable to those within) the Severance Plan; provided that nothing in the foregoing shall affect the right of Buyer or its Affiliates to terminate the employment of a Continuing Employee for any reason or at any time. Seller retains the right to terminate the employment of a Continuing Employee for any reason or at any time prior to the Employee Start Date. On or before the Employee Start Date of each Continuing Employee, Seller shall take all necessary action to fully vest as of such date such Continuing Employee’s account balances and other benefits under all Seller Benefit Plans, if any, that (x) are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) or (y) provide equity-based awards.

(e) Buyer or its Affiliate shall cause each Continuing Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Employee Start Date by a group health plan maintained by Seller or its Affiliates) to be eligible to be covered under a group health plan maintained by Buyer or its Affiliate that (i) provides medical and dental benefits coverage to such Continuing Employee and such eligible dependents effective as of the first day of the calendar month following such Continuing Employee’s Employee Start Date (unless such Continuing Employee’s Employee Start Date is the first day of a calendar month, in which case, such coverage shall be effective immediately as of such Continuing Employee’s Employee Start Date) and (ii) credits such Continuing Employee, for the year during which such coverage under such group health plan begins, for any deductibles incurred during such year under a group health plan maintained by Seller or its Affiliates.

(f) Buyer or its Affiliate shall recognize full service credit for all purposes (other than (i) to the extent that such credit would result in duplication of benefits with respect to the same period of service, (ii) credit for any equity or incentive compensation plan or arrangement maintained by Buyer or its Affiliates, (iii) for benefit accrual purposes under any defined benefit pension plan) under all vacation, employee benefit plans, policies and arrangements made available to Continuing Employees by Buyer or any of its Affiliates on or after his or her Employee Start Date to the same extent such Continuing Employee’s service was recognized under the corresponding type of benefit plans in which such Continuing Employee participated immediately prior to his or her Employee Start Date, including the severance benefit determinations as set forth in the Severance Plan.

12.04 Savings Plans. Effective as of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, establish or maintain defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code in which all Continuing

Employees shall be eligible to participate (the “Buyer Savings Plan”) as of their respective Employee Start Dates. Buyer or one of its Affiliates shall cause the Buyer Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash from any tax-qualified defined contribution plans maintained by any Seller Party or their respective Affiliates (each, a “Seller Savings Plan”); provided that such direct rollover consists of the full balance (rather than a portion of the balance) of such account. Prior to the Closing Date, Seller shall take such actions, if any, as may be necessary to permit the continuation of loan repayments after such date by each Continuing Employee if he or she has an outstanding loan from any Seller Savings Plan. Such loan repayments shall be made directly by the Continuing Employee to the applicable Seller Savings Plan and shall be permitted so long as the Continuing Employee remains employed by Buyer or any of its Affiliates.

12.05 Post-Employee Start Date Employment Claims. Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment of each Continuing Employee by Buyer or its Affiliate after his or her Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Employee Start Date. Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all liability of any kind or nature or related to (a) the employment of any Available Employee who does not become a Continuing Employee, including any liability related to any Seller Benefit Plan and (b) the employment of the Continuing Employees by Seller or its Affiliate before his or her Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by any Seller Party or any of their respective ERISA Affiliates before the Employee Start Date. Any Available Employee who rejects Buyer’s or its Affiliate’s offer of employment in Section 12.03 will not be eligible for severance under Seller’s Severance Plan.

12.06 Buyer Welfare Plans. Buyer shall cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees. Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Legal Requirement, on or after the Employee Start Date.

12.07 WARN Act. From the date of this Agreement until the final Employee Start Date, Seller shall not and shall cause its Affiliates not to, terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Legal Requirement) occurs prior to the final Employee Start Date without complying with the WARN Act. Buyer agrees to provide any notice to each Continuing Employee required under the WARN Act or any similar state Legal Requirement with respect to any “plant closing” or “mass layoff” affecting such Continuing Employee that may occur on or after his or her Employee Start Date.

12.08 No Third Party Beneficiary Rights. Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 12, are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing in this Article 12, express or implied, shall be (a) deemed an amendment of any Seller Benefit Plan providing benefits to any Available Employee, or (b) construed to prevent Buyer or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or its Affiliates may establish or maintain.

12.09 Severance Obligation. If any Available Employee is entitled to severance benefits under the Seller’s Severance Plan as a result of a Qualifying Termination caused by the failure of Buyer or its Affiliate to give an offer of employment to such Available Employee or the failure of Buyer to give an offer of employment to the Available Employee that would avoid a Qualifying Termination, Buyer will reimburse Seller for fifty percent (50%) of the amount of severance benefits paid to such Available Employee pursuant to Seller’s Severance Plan, which payment shall be made within thirty (30) days following Buyer’s receipt of a written invoice from Seller detailing the applicable severance benefits paid, which invoice (or invoices) shall be provided by Seller to Buyer within fifteen (15) days after the date that Seller or its Affiliate has paid to the applicable Available Employee(s) the severance benefits that are subject to the reimbursement described in this Section 12.09. Notwithstanding the foregoing, Buyer will be obligated to provide such reimbursement only if an Available Employee’s Qualifying Termination occurs within thirty (30) days of the Closing Date.

ARTICLE 13

GENERAL PROVISIONS

13.01 Records. Seller, at Buyer’s cost and expense, shall deliver (a) all electronic Records to Buyer as soon as practical on or following the Closing Date (and shall use commercially reasonable efforts to deliver such electronic Records no later than three (3) Business Days following the Closing Date) and (b) originals (or copies where no original exists) of all other Records to Buyer (FOB Seller’s office) within thirty days after the Closing; provided that Seller is entitled to retain the original Records related to accounting and Asset Taxes prior to the Effective Time and may provide Buyer with a copy in lieu of the original Record. With respect to any other original Records delivered to Buyer, subject to Section 13.13, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

13.02 Expenses and Taxes.

(a)

Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this

Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)	Transfer Taxes and Fees.

(i)	The Parties acknowledge and agree that no Transfer Taxes will become due as a result of, or in connection with, the transfer of the Assets pursuant to this Agreement, and neither Party shall take any position inconsistent therewith unless required to do so by any applicable Legal Requirement; provided, however, that if any Transfer Taxes are asserted by any taxing authority in connection with the transfer of the Assets pursuant to this Agreement, (A) Buyer shall, at Seller’s expense, cooperate with Seller in any Proceedings related to such Transfer Taxes and (B) to the extent any such Transfer Taxes are determined to be due, Seller shall pay to the appropriate taxing authority, or promptly reimburse Buyer for, any such Transfer Taxes.

(ii)	Notwithstanding anything to the contrary in the preceding clause (i), any and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets to Buyer shall be borne by Buyer.

(c)	Asset Taxes.

(i)	Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to January 1, 2017, and (B) the portion of any Straddle Period ending immediately prior to January 1, 2017. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning on or after January 1, 2017, and (y) the portion of any Straddle Period beginning on January 1, 2017.

(ii)

For purposes of determining the allocations described in Section 13.02(c)(i), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to January 1, 2017 and the portion of such Straddle Period beginning on January 1, 2017 by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before January 1, 2017, on the one hand, and the number of days in such Straddle Period that occur on or after January 1, 2017, on the other hand. Notwithstanding anything in this Section 13.02(c)(ii) to the contrary, Gross Products Taxes shall be deemed attributable to the period during which the production giving rise to the Gross Products Taxes occurs, and liability therefor apportioned between the Parties in accordance with the production attributable to their relative ownership prior to or after January 1, 2017, as applicable. For the avoidance of doubt, (x) Gross Products Taxes based on the value of production of Hydrocarbons that occurs prior to January 1, 2017, shall be allocated entirely to Seller and (y) Gross Products Taxes based on the value of 2017 production of Hydrocarbons and payable in 2018 and 2019 (“2017 Gross Products Taxes”) shall be allocated entirely to Buyer.

(iii)	To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.03, Section 2.05(c) or Section 2.05(d), as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.05(d), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(c).

(d)	Tax Returns and Payments. Except as required by applicable Legal Requirements or as otherwise provided in the Transition Services Agreement:

(i)	Seller shall be responsible for timely paying, or withholding and remitting, as applicable, (A) all Asset Taxes that are based on production of Hydrocarbons occurring on or prior to the Closing Date (including, for the avoidance of doubt, all Gross Products Taxes attributable to production that occurs prior to January 1, 2017, and all 2017 Gross Products Taxes attributable to production that occurs from January 1, 2017 through and including the Closing Date), (B) all Asset Taxes (other than the Asset Taxes described in clause (A)) that are ad valorem or property Taxes imposed on a periodic basis relating to any Tax period that ends before or includes the Effective Time, and (C) all other Asset Taxes required to be paid on or prior to the Closing Date, and Seller shall file with the appropriate Governmental Body any and all Tax Returns required to be filed with respect to such Asset Taxes. Seller shall provide Buyer with evidence reasonably satisfactory to Buyer of the payment of all Asset Taxes described in this Section 13.02(d)(i)(A) and (B) within ten (10) Business Days after Seller’s payment thereof.

(ii)

Buyer shall be responsible for timely paying, or withholding and remitting, as applicable, (A) all Asset Taxes that are based on production of Hydrocarbons occurring from June 1, 2017 through December 31, 2017 (including, for the avoidance of doubt, all 2017 Gross Products Taxes attributable to production that occurs from June 1, 2017 through December 31, 2017) and (B) all other Asset Taxes relating to any Tax period that ends before or includes the Effective Time that are required to be paid after the Closing Date (except, in each case, to the extent such Taxes are required to be paid, withheld or remitted by Seller in accordance with Section 13.02(d)(i)), and Buyer shall file with the appropriate Governmental Body any and all Tax Returns required to be filed with respect to such Asset Taxes.

(iii)	The Parties agree that (x) this Section 13.02(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 13.02(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

(e)	Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority

(f)	Refunds. Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 13.02(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 13.02(c). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 13.02(f), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

13.03 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), (c) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and fax numbers set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

•	NOTICES TO BUYER:

Jonah Energy LLC

707 17th Street, Suite 2700

Denver, Colorado 80202

Attention: General Counsel

Fax: (720) 577-1022

E-mail: mark.brannum@jonahenergy.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, TX 75201

Attention: John Grand

Fax: (214) 999-7816

Email: jgrand@velaw.com

NOTICES TO SELLER:

c/o Linn Energy Holdings, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Attention: Candice J. Wells, General Counsel

Fax: (832) 726-5955

E-mail: CWells@linnenergy.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis Street, 33rd Floor

Houston, TX 77002

Attention: Anthony Speier, P.C.

Rahul Vashi

Fax: (713) 835-3601

Email: anthony.speier@kirkland.com

 rahul.vashi@kirkland.com

13.04 Governing Law; Jurisdiction; Service of Process; Jury Waiver.

(a)

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WYOMING. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(D)

WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

(b)

Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-Person claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Contemplated Transaction, including any Proceeding arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Legal

Requirements exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the Parties irrevocably agrees to waive trial by jury in any action, cause of action, claim, cross-claim or third-Person claim referred to in this paragraph.

13.05 Further Assurances. Each Party agrees (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07 Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

13.08 Assignments, Successors, and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party); provided that Buyer (without the consent of Seller) may assign all or part of its rights under this Agreement (including its rights to receive the Assets) to one or more Affiliates (or to the Financing Sources for collateral purposes), and (a) any assignment (other than an assignment by Buyer to an Affiliate) made without such consent shall be void, and (b) in the event of such consent (or an assignment by Buyer to an Affiliate), such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement or any other agreement contemplated herein shall be construed to give any Person other than the Parties and their permitted assignees (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns. Notwithstanding the foregoing, the Financing Sources shall be deemed third-Person beneficiaries of Sections 9.02, Section 13.04(b), this Section 13.08, and 13.18 hereof, each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of laws principles thereof, and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.

13.09 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

13.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12 Press Release. No Party shall make any press release or other public announcement respecting this Agreement or the Contemplated Transactions prior to the time that is twenty-four (24) hours following the execution and delivery of this Agreement by the Parties. Subject to Section 13.13, if, prior to Closing, any Party wishes to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions, such Party will provide the others with a draft of the press release or other public announcement for review at least twenty-four (24) hours prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof; provided that failure to reach such agreement shall not prohibit a Party from making a press release or public announcement. Failure to provide comments back to the other Party within twenty-four (24) hours of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12. Notwithstanding anything to the contrary in this Section 13.12, no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).

13.13 Confidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, (d) to any Affiliate or Representative, (e) in the case of Buyer, to any potential purchaser of (or joint venture partner with respect) to all or any portion of the Assets and any direct and/or indirect (current or potential) investor or lender, and (f) to the extent that such Party must disclose the same in any Proceeding brought or Threatened by or against it to enforce or defend its rights under this Agreement. This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. Additionally, from and after the Closing, Seller shall keep confidential and not use any of the Records other than for tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller. The covenant set forth in this Section shall terminate two (2) years after the Closing Date.

13.14 Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Linn” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

13.15 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

13.17 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if Seller, or after Closing, Buyer, violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Parties may be without an adequate remedy at law. If Seller, or after Closing, Buyer violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Parties, subject to the terms hereof and in addition to any remedy at law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article 9) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. For clarity, Seller shall only have the right to seek specific performance of Buyer’s covenants and agreements contained herein following the Closing.

13.18 Non-Recourse. This Agreement may only be enforced against, and any Damages based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such Party. For further clarity, no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Party hereto or of any Affiliate of any Party hereto or any such past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) (collectively, a “Party Affiliate”), or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto or thereto under this Agreement or for any Damages based on, in respect of or by reason of the transactions contemplated hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Linn Energy Holdings, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Linn Operating, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

BUYER:

Jonah Energy LLC

By:	/s/ Thomas M. Hart III
Name:	Thomas M. Hart III
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement